Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated May 7, 2015

J . P . M O R G A N U . S . S E C T O R R O T A T O R 5 I N D E X ( S E R I E S
1 ) P E R F O R M A N C E D E T A I L S

D E T A I L S P E R F O R M A N C E 1 ) ( S E R I E S I N D E X 5

R O T A T O R S E C T O R U S

M O R G A N

J . P .

May 2015

J.P. Morgan U.S. Sector Rotator 5 Index (Series 1) Performance Details
           J.P. Morgan U.S. Sector Rotator 5 Index (Series 1) (the "Index") Performance -- Bloomberg JPUSSC5E Index
                   2005       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index -1.48% 0.47%  -0.53% 1.24%  0.88%  0.16%  1.69%  -0.88% -1.09% -0.94% 0.31%  -0.19%     -0.43%
                   2006       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index 1.26%  -0.41% 0.75%  0.22%  -1.28% -0.51% 0.94%  0.83%  0.39%  1.69%  1.17%  -0.31%      4.80%
                   2007       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index 1.35%  -1.24% 0.06%  1.14%  1.38%  -0.61% 0.66%  0.66%  0.56%  0.45%  -0.30% -0.47%      3.66%
                   2008       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index -1.51% -0.14% 0.03%  0.45%  0.49%  -1.09% -0.63% 0.29%  -1.69% -1.72% 0.83%  1.47%      -3.24%
                   2009       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index -0.06% -1.57% 1.39%  1.39%  0.35%  0.08%  1.51%  0.78%  0.82%  -0.65% 1.53%  0.67%       6.37%
                   2010       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index -2.07% 0.53%  1.84%  1.41%  -2.20% 1.88%  1.02%  -0.59% 0.96%  1.14%  0.30%  1.40%       5.64%
                   2011       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index 1.26%  1.34%  -0.06% 1.14%  0.78%  -0.92% 0.91%  -1.08% -1.66% 0.89%  -0.14% 1.69%       4.16%
                   2012       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index 0.32%  1.04%  1.50%  0.03%  -0.21% 0.60%  0.33%  -0.34% 1.23%  -0.36% 0.20%  0.13%       4.55%
                   2013       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index 1.78%  0.43%  2.14%  1.91%  -1.18% -0.41% 1.09%  -1.47% 1.67%  1.62%  0.91%  1.25%      10.12%
                   2014       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec      Full Year
             JPUSSC5E Index -2.39% 1.25%  -0.07% 1.24%  0.65%  0.83%  -1.33% 2.16%  -0.43% 1.41%  0.97%  -0.38%      3.88%
                   2015       Jan    Feb    Mar    Apr   May     Jun    Jul    Aug    Sep    Oct    Nov    Dec        YTD
             JPUSSC5E Index -0.31% -0.32% -0.88% -0.77%                                                             -2.26%

D E T A I L S P E R F O R M A N C E 1 ) ( S E R I E S I N D E X 5

R O T A T O R S E C T O R U . S .

M O R G A N

J . P .

Please see key risks on the next page for additional information. Source: J.P.
Morgan. Past performance is not a guide to future performance. "JPUSSC5E Index"
refers to the performance of J.P. Morgan U.S. Sector Rotator 5 Index (Series 1)
(Bloomberg: JPUSSC5E Index). The level of the Index incorporates the deduction of a fee of 0.50% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from
December 31, 2004 through June 20, 2013, and the actual historical performance of the Index based on daily closing levels from June 21, 2013 through April 30,
2015. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

Key Risks
[] The J.P. Morgan U.S. Sector Rotator 5 Index (Series 1) (the "Index")
comprises notional assets and liabilities
[] The Index may use leverage to increase the return from any Constituent because the sum of the weights of the Basket Constituents included in the synthetic portfolio underlying the Index may be greater than 100%, up to a maximum total weight of 220%. In particular, the use of leverage will magnify any negative performance of the relevant Constituents which in turn could cause you to receive a lower payment at maturity than you would otherwise receive.
[] The levels of the Index will include the daily deduction of a fee of 0.50%
per annum.
[] There are risks associated with a momentum-based investment strategy- The
Index is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
[] Correlation of performance among the Index constituents may reduce the performance of the Index.
[] Our affiliate, JPMS plc, is the Index Sponsor and Index Calculation Agent
and is responsible for calculating and maintaining the Index and developing guidelines and policies governing the Index. We and our affiliates are entitled to exercise discretion in good faith and a commercially reasonable manner in relation to the securities and the Index. JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index.
[] The Index may not be successful, may not outperform any alternative strategy related to the Index constituents, or may not achieve its target volatility of
5%.
[] The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Index constituents. [] Changes in the value of the Index constituents may offset each other.
[] The Index was established on June 21, 2013 and has a limited operating history.

D E T A I L S P E R F O R M A N C E 1 ) ( S E R I E S I N D E X 5

R O T A T O R S E C T O R U . S .

M O R G A N

J . P .

DISCLAIMER
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SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
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to send you the prospectus and the prospectus supplement, as well as any
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if you so request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966